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                                 EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


  We consent to the inclusion in this Current Report on Form 8-K and incorporation by reference into SunGard Data Systems Inc.'s Registration Statements on Form S-8 (Registration Nos. 33-6425, 33-14984, 33-33602, 33-42345,
33-69650 and 33-58515) of our report, which includes explanatory paragraphs relating to the acquisition as of August 31, 1995 and to the change in its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in the year ended December 31, 1993, dated August 29, 1995, on our audits of the financial statements of Intelus Corporation as of December 31, 1994 and 1993 and for the years then ended.



Coopers & Lybrand L.L.P.


Washington, D.C.
October 6, 1995